Exhibit 99.2

USA Technologies Announces Executive Management Salary Reductions

Also Announces CEO Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

MALVERN, Pa. – May 13, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that, because of the uncertainty created by the COVID-19 global pandemic, the base salaries of the Company’s named executive officers and other members of the Company’s senior leadership team have been reduced by 20%. These base salary reductions are effective as of May 11, 2020 and are expected to continue through December 31, 2020.

In addition, the Company announced that, on May 8, 2020, as an inducement material to Sean Feeney’s entering into employment with the Company as Chief Executive Officer, the Company awarded Mr. Feeney a one-time award of stock options to purchase up to 1,000,000 shares of the Company’s common stock, at an exercise price equal to $6.30, the closing price of the Company’s common stock on the grant date. Fifty percent of the options are eligible to vest in four equal annual installments on the first four anniversaries of the grant date, 12.5% of the options are eligible to vest on June 30, 2021, and an additional 12.5% of the options are eligible to vest on each of June 30, 2022, June 30, 2023, and June 30, 2024, subject to the achievement of performance goals for the fiscal year ending on each such date to be established by the Board of Directors, following consultation with Mr. Feeney (and subject to proration if so determined by the Compensation Committee of the Company’s Board of Directors if at least 80% of the performance goal for an applicable fiscal year is achieved). Any outstanding and unvested portion of the options are eligible to vest upon certain “change in control” events involving the Company. This one-time inducement award was made outside of the Company’s current equity compensation plans in accordance with NASDAQ Listing Rule 5635(c)(4).

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Forward Looking Statements

This news release contains content that could be considered “forward-looking statements” under applicable securities laws. Although the forward-looking statements in this release reflect the current beliefs of Company management, there can be no assurance that those forward-looking statements will prove to be accurate. The Company undertakes no obligation to update forward-looking statements if circumstances or opinions about them should change, except as may be required by applicable law. The reader is cautioned not to place undue reliance on the forward-looking statements in this news release.

— F-USAT

Media Contact:

Alicia V. Nieva-Woodgate

USA Technologies

+1 720.808.0086

anievawoodgate@usatech.com